As filed with the Securities and Exchange Commission on April 29, 2008

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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Century Aluminum Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 24, 2008

___________

To the Stockholders of Century Aluminum Company:

We invite you to attend our 2008 Annual Meeting of Stockholders on June 24, 2008, at 8:30 a.m., local time, at our executive offices located at 2511 Garden Road, Building A, Suite 200, Monterey, California. At the meeting, we plan to:

1.	Elect three Class III directors to our Board, each for a term of three years;
2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2008; and
3.	Transact any other business that may properly come before the meeting or at any adjournments or postponements of the meeting.

You may vote at the meeting if you owned our common stock at the close of business on May 1, 2008.  Please note, there are three ways that you can vote before the meeting - by telephone, by the Internet or by mailing the enclosed proxy card.

By Order of the Board of Directors,

Robert R. Nielsen
Executive Vice President, General Counsel,
and Secretary
Monterey, California
April 28, 2008

YOUR VOTE IS IMPORTANT

If you do not expect to attend the 2008 Annual Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope.  You may also vote by telephone or electronically by the Internet.

Century Aluminum Company
___________

PROXY STATEMENT
___________

ANNUAL MEETING OF STOCKHOLDERS
June 24, 2008

Our board of directors is soliciting proxies for the 2008 Annual Meeting of Stockholders of Century Aluminum Company, which we refer to as Century.  This booklet of information and the accompanying proxy card contain information about the items you will vote on at the Annual Meeting. Distribution of these documents is scheduled to begin on or about May 13, 2008.

QUESTIONS AND ANSWERS

Q.     When and where is the Annual Meeting of Stockholders being held?

A.      The 2008 Annual Meeting is being held on June 24, 2008 at 8:30 a.m. local time, at our principal executive offices which are located at 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

Q.      Who is entitled to vote and how many votes do I have?

A.      You may vote at the 2008 Annual Meeting if you owned shares of our common stock at the close of business on May 1, 2008.  Each stockholder is entitled to one vote for each share of common stock held.

Q.      How many shares are available to vote in the Annual Meeting?

A.      On April 25, 2008, there were 41,133,927 shares of Century common stock outstanding.  On our record date of May 1, 2008, we anticipate approximately the same number of shares will be outstanding and entitled to vote at the Annual Meeting.  The number of shares outstanding and entitled to vote at the Annual Meeting as of the record date may be increased by a de minimus amount due to exercises of compensatory stock options and the vesting of service based performance shares between April 25, 2008 and the record date.

Q.      What constitutes a quorum for the meeting?

A.      The holders of a majority of the outstanding shares of Century’s common stock will constitute a quorum for the transaction of business at the 2008 Annual Meeting.  Only shares of Century common stock that are present at the Annual Meeting, either in person or represented by proxy (including shares that the holder abstains from voting or does not vote with respect to one or more of the matters present for stockholder approval), will be counted for purposes of determining whether a quorum exists at the meeting.

Q.      How do I vote?

A.      If you are the stockholder of record, you may vote in person by attending the Annual Meeting or by completing and returning a proxy by mail, telephone, or electronically using the Internet, by the deadline indicated in the proxy card.  To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card.  To vote your proxy by telephone or electronically using the Internet, see the information on the proxy card and have the proxy card available when you call or access the Internet website.  If you vote by proxy, your shares will be voted according to your directions.  If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the board of directors.  Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

If you are a beneficial owner, you must timely deliver your voting instructions to your respective bank, broker or other nominee, following the specific instructions that have been provided to you by your bank, broker or other nominee.

Q.      What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.      Most of our shareholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

        Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered the stockholder of record of those shares.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

        Beneficial Owner.   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the stockholder of record for those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote.  Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.  As a beneficial holder, you are invited to attend the Annual Meeting; however, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q.      How do I vote my shares that are held in a Century 401(k) plan?

A.      If you participate in one of Century’s 401(k) plans, you must provide the trustee of the 401(k) plan with your voting instructions in advance of the meeting.  You may do this by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet.  You cannot vote your shares in person at the Annual Meeting; the trustee is the only one that can vote your shares.  The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted.  To allow sufficient time for voting by the trustee, your voting instructions must be received by June 20, 2008.

Q.      May I change my vote?

A.      Yes.  If you are the stockholder of record, you may revoke a proxy or change your voting instructions by:

•	delivering a written notice of revocation or later-dated proxy to our Secretary at or before the taking of the vote at the Annual Meeting;
•	if you voted by telephone or on the Internet, changing your voting instructions via telephone or the Internet up to 1:00 a.m. (Central Time) on June 24, 2008 (the date of the 2008 Annual Meeting);
•	voting in person at the Annual Meeting.

If you hold your shares in one of Century’s 401(k) plans, notify the plan trustee in writing prior to June 20, 2008, that your voting instructions are revoked or should be changed.

If your shares are held in “street name,” you must follow the specific instructions provided to you to change or revoke any instructions that you may have already provided to your bank, broker or other nominee.

Q.      How will my votes be counted?

A.      Directors are elected by a plurality of votes, which means that the three nominees that receive the highest number of votes will be elected as directors, even if a nominee does not receive a majority of the votes cast.  The other items submitted to stockholders for a vote at the meeting require the affirmative vote of a majority of the votes cast.

Your shares will be voted in accordance with your instructions.  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining a quorum for a matter, but will not be counted as a vote in favor of such matter.  Accordingly, an abstention from voting on a matter will not be counted for the purposes of electing directors and will have the same effect as a vote against other matters.  If a bank, broker or other nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will count for quorum purposes, but are not counted as shares present and entitled to vote on such matter.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2008

The Notice of Annual Meeting, 2008 Proxy Statement and 2007 Annual Report are available at http://investor.shareholder.com/cenx/annuals.cfm.

PROPOSAL NO.1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes: Class I, Class II and Class III. Directors in each class are elected to serve for three-year terms, with each class standing for election in successive years.  Three Class III Directors will be elected at the 2008 Annual Meeting to serve a three-year term that will expire at the 2011 Annual Meeting.  The persons named as proxies in the enclosed proxy card intend to vote for the election of each of the nominees listed below unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.  If any nominee declines or is unable to serve, the persons named as proxies will use their best judgment in voting for any available nominee.  Each of the nominees named below has indicated their willingness to serve if elected, and the board of directors has no reason to believe that any of the nominees will not be available to serve.  Set forth below is background information for each of the three nominees for election as well as the other members of the Board whose terms expire in 2009 and 2010.  Each nominee with the exception of Ms. Manning currently serves as a director on our board of directors.  If elected, Ms. Manning’s service on our board of directors will not commence until July 1, 2008.

		Class III Directors Standing for Election with Terms to Expire in 2011
Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Robert E. Fishman, Ph.D.	56	Director of Range Fuels, Inc. since November 2007; President and Chief Executive Officer of Ausra, Inc. since October 1, 2007; Executive Vice President, Power Operations of Calpine Corporation from 2006 to 2007; Senior Vice President of Calpine Corporation from 2001 to 2005.	2002
Jack E. Thompson	58	Director of Tidewater Inc. since 2005; Director of Rinker Group Ltd. from May 2006 to June 2007; Director of Phelps Dodge Corp. from January 2003 to March 2007; Director of Stillwater Mining Co. from 2002 to June 2006; Vice Chairman of Barrick Gold Corporation from December 2001 to April 2005; member of the Advisory Board of Resource Capital Funds III and IV, LLP since 2002; member of the Industry Advisory Council for the College of Engineering at the University of Arizona since 2002.	2005
Catherine Z. Manning	54
Partner, PricewaterhouseCoopers LLP since July 1986, Finance Effectiveness and Merger Integration leader for PricewaterhouseCoopers’ Atlanta Advisory practice; Chairman, Atlanta Historical Society since January 2007, member since January 2002; member, Georgia Appleseed since January 2006; member, Museum of Contemporary Art of Georgia since February 2008.

			n/a

		Class I Directors with Terms to Expire in 2009
Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
Logan W. Kruger	57	Our President and Chief Executive Officer since December 2005; President, Asia/Pacific Inco Limited from September 2005 to November 2005; Executive Vice-President, Technical Services for Inco Ltd. from September 2003 to September 2005; Chief Executive Officer of Anglo American Chile Ltd. from July 2002 to September 2003; and President and Chief Executive Officer, Hudson Bay Mining & Smelting Co. from September 1996 to June 2002.	2005
Willy R. Strothotte (1)	64	Chairman of the Board of Glencore International AG since 1994 and Chief Executive Officer from 1993 to December 2001; Director of KKR Financial Holdings LLC since January 2007; Director of Minara Resources Ltd. since 2000; and Chairman of the Board of Xstrata AG (formerly Sudelektra Holding AG) since 1994.	1996
Jarl Berntzen	41	Partner - Head of Mergers and Acquisitions, ThinkEquity Partners LLC since March 2006; Director of Universal Safety Response, Inc. since October 2007; Senior Vice President, Barrington Associates, LLC from April 2005 to February 2006; Founder, Berntzen Capital Management, LLC from March 2003 to April 2005; Managing Director of Providence Capital, Inc. from September 2002 to March 2003; Various positions, including Vice President of Goldman, Sachs & Co. from 1991 to 2001.	2006

		Class II Directors with Terms to Expire in 2010
Name and Age*		Business Experience and Principal Occupation or Employment During Past 5 Years; Other Directorships	Director Since
John C. Fontaine	76	Our Lead Director since 2005; Of Counsel, law firm of Hughes Hubbard & Reed LLP since January 2000 and Partner from July 1997 to December 1999; Chairman of the Samuel H. Kress Foundation from 1994 to 2006; Trustee of the National Gallery of Art from 2003 to 2007 and Chairman of the Board of Trustees from 2006 to 2007.	1996
John P. O’Brien	66
Our Chairman of the Board since January 2008; Managing Director of Inglewood Associates Inc. since 1990; Chairman of Allied Construction Products since March 1993; Director of Preformed Line Products Company since May 2004; Director of Oglebay Norton Company from April 2003 to February 2008; Director of International Total Services, Inc. from August 1999 to January 2003; Member of the Board of Trustees of Saint Luke’s Foundation of Cleveland, Ohio since 2006; Trustee of Cleveland Sight Center since 1990; Chairman, Chagrin Falls Board of Zoning Appeals since 2005; and Trustee of Downtown Chagrin Falls since 2000.

			2000
Peter C. Jones	60	Partner, Setter Group since June 2007; Director of Mizuho Corporate Bank (Canada) since December 2006; Director of IAMGOLD Corporation since May 2006; Director, President and Chief Operating Officer of Inco Ltd. from April 2001 to November 2006; President Commissioner P.T. Inco Tbk from 1999 to 2006; Chairman Goro Nickel SAS from 2003 to February 2007; Member of the Board and the Executive Committee, Mining Association of Canada from 1997 to 2006; and Member of the Board, Royal Ontario Museum from 2003 to 2006.	2007

*	Ages as of April 25, 2008
(1)	Mr. Strothotte was designated to serve as one of our directors by Glencore International AG, or Glencore.

Board and Committee Meetings, Directors’ Compensation, Communication with Directors

Our board of directors presently consists of 8 directors with one vacancy.  If Ms. Manning is elected to the Board, she will fill the vacancy created with the resignation of Mr. Davis.  The Board, which is responsible for supervision of the overall affairs of Century, establishes corporate policies, sets strategic direction, and oversees management, which is responsible for Century’s day-to-day operations.  The Board met 7 times during 2007.

To assist it in carrying out its duties, the Board has established various standing committees. Each standing committee of the Board and its members are listed in the table below.  The Board designates the members of each committee and the committee chair annually, based on the recommendations of the Governance and Nominating Committee.  The Board has adopted written charters for each of its committees, which are available in the Investors section of our website, www.centuryaluminum.com, under the tab “Corporate Governance.”  Each director attended 100% of all meetings of the Board and each Board committee on which such director served.  We encourage, but do not require, the attendance of Board members at our Annual Meetings.  All of our directors attended in person or by telephone the 2007 Annual Meeting.

Board Committees and Meetings

The table below identifies the name and current members of each standing committee of our Board.  If elected, Ms. Manning is expected to serve on our Audit Committee commencing July 1, 2008.  We anticipate that Ms. Manning will be an “audit committee financial expert” within the meaning set forth in regulations of the Securities and Exchange Commission.

Name	Audit	Compensation	Governance & Nominating	Health, Safety & Sustainability
Jarl Berntzen	X		X
Robert E. Fishman	X		X	X*
John C. Fontaine		X	X
Peter C. Jones	X	X*		X
John P. O’Brien	X*	X
Jack E. Thompson		X	X*	X

* Chair

Independent Directors

The Board has determined that each of Jarl Berntzen, Robert E. Fishman, John C. Fontaine, Peter C. Jones, John P. O’Brien and Jack E. Thompson is an independent director under the criteria established by NASDAQ.  If elected, we anticipate that upon commencement of service, Ms. Manning will also be an independent director under the criteria established by NASDAQ.  In considering Ms. Manning’s independence, the Board considered Ms. Manning’s relationships with PricewaterhouseCoopers and the Jones Day law firm, as described below under the caption “Certain Business Relationships.”

Audit Committee

The Audit Committee:

•	oversees the financial reporting process for which management is responsible;
•	approves the engagement of the independent auditors for audit and non-audit services;
•	monitors the independence of the independent auditors;
•	reviews and approves all audit and non-audit services and fees;
•	reviews the scope and results of the audit with the independent auditors;
•	reviews the scope and results of internal audit procedures with our internal auditors;
•	evaluates and discusses with the independent auditors and management the effectiveness of our system of internal accounting controls;
•	reviews and approves related party transactions pursuant to our Statement of Company Policy Regarding Related Party Transactions; and
•	makes inquiries into other matters within the scope of its duties.

During 2007, the members of the Audit Committee were Messrs. Berntzen, Fishman, O’Brien, Thompson and Jones.  Each member of the Audit Committee is “independent,” as required under applicable NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  In addition, the Board has determined that John P. O’Brien is an “audit committee financial expert” within the meaning set forth in regulations of the Securities and Exchange Commission.  In 2007, the Audit Committee held 5 meetings. Effective March 20, 2007, Mr. Thompson was succeeded on the Audit Committee by Mr. Jones, who was elected as a director on March 20, 2007.

Compensation Committee

The Compensation Committee reviews and establishes the compensation for our executive officers and has oversight responsibility for administering and awarding grants under our 1996 Stock Incentive Plan, as amended, which we refer to as the 1996 Plan.  Each member of the Compensation Committee is an independent director as required under applicable NASDAQ listing standards.  During 2007, the members of the Compensation Committee were Messrs. Fontaine, O’Brien, Thompson and Jones.  Effective March 20, 2007, Mr. Jones became a member of the Compensation Committee and on January 1, 2008, Mr. Jones was appointed Chair of the Compensation Committee. The Compensation Committee held 13 meetings in 2007.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for:

•	evaluating the size and composition of the Board;
•	identifying, recruiting and recommending candidates for election to the Board;
•	overseeing corporate governance matters; and
•	reviewing and making periodic recommendations concerning our corporate governance policies and procedures.

The Governance and Nominating Committee solicits recommendations for potential Board candidates from a variety of sources, including directors, officers, other individuals with whom the Governance and Nominating Committee members are familiar, through its own research, and third-party research.  The Governance and Nominating Committee will also consider nominees recommended by stockholders who submit such recommendations in writing to our Corporate Secretary.  The qualifications and standards the Governance and Nominating Committee will apply in evaluating any recommendations for nomination to the Board include, but are not limited to:

•	significant business or public experience;
•	a willingness and ability to make a sufficient time commitment to Century’s affairs to perform effectively the duties of a director, including regular attendance at Board and committee meetings;
•	skills in finance, international business and knowledge about Century’s business or industries;
•	personal qualities of leadership, character, judgment and integrity; and
•	requirements relating to composition of the Board under applicable law and listing standards.

During 2007, the members of the Governance and Nominating Committee were Messrs. Berntzen, Fishman, Fontaine, O’Brien and Thompson.  Each member of the Governance and Nominating Committee is “independent” as required under applicable NASDAQ listing standards.  Effective March 20, 2007, Mr. O’Brien was succeeded on the Governance and Nominating Committee by Mr. Berntzen.

The Governance and Nominating Committee recommended Catherine Z. Manning, Robert E. Fishman and Jack E. Thompson as nominees for election as Class III Directors to the Board at the 2008 Annual Meeting.  Ms. Manning was recommended for consideration by the Governance and Nominating Committee by Mr. O’Brien, a non-management Director.  If elected, Ms. Manning’s service on the Board will not commence until July 1, 2008.  After considering the recommendations of the Governance and Nominating Committee, our Board approved the slate of director nominees to stand for election at the 2008 Annual Meeting.  In 2007, the Governance and Nominating Committee held 3 meetings.

Lead Director/Meetings of Independent Directors

On the recommendation of the Governance and Nominating Committee, the Board has designated John C. Fontaine to serve as the Lead Director for meetings of the independent Board members outside the presence of management.  The independent directors met 5 times during 2007.  Mr. Fontaine has advised the Board that with the appointment of Mr. O’Brien, an independent director, as Chairman of the Board, he will cease serving as lead director effective June 24, 2008, the date of our 2008 Annual Meeting.  Our independent directors are scheduled to meet in executive session without the presence of management no fewer than two times each year.

Health Safety and Sustainability Committee

In 2008 we formed the Health, Safety and Sustainability Committee (the “HSS Committee”) to assist the Board with regard to oversight of Century’s policies and management systems with respect to health, safety and sustainability matters. Specifically, the HSS Committee is responsible for the regular review of Century’s health, safety and sustainability policies and related practices, assessments, performance, compliance and reporting.  The HSS Committee must meet at least twice a year and provide recommendations to the Board.  The initial members of the HSS Committee are Messrs. Fishman, Jones and Thompson.

Directors’ Compensation

Directors who are full-time salaried employees of Century are not compensated for their service on the Board or on any Board committee.  The Board’s general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board when appropriate.  The Board reviews the committee’s recommendations and determines the amount of director compensation.

    Equity Awards, Meeting Fees and Retainers. In 2007, each newly elected non-employee director received a one-time grant of options to purchase 10,000 shares of Century common stock.  The options vest one-third on the grant date, and an additional one-third vest on each of the first and second anniversaries of the grant date.  In addition, each non-employee director continuing in office after the Annual Meeting of stockholders received an annual grant of 3,000 options that vest one-fourth on each of the three, six, nine and 12 month anniversaries of the date of grant.  The options were granted on the business day following the Annual Meeting at the average of the high and low price of Century’s common stock on that date.

During 2007, non-employee directors (other than the Chairman) received an annual retainer of $35,000 for their services. The Chairman of the Board received an annual retainer of $100,000. The Lead Director received an additional $25,000 annual retainer, the Chair of the Audit Committee received an additional $10,000 annual retainer and the Chair of each of the Compensation Committee and the Governance and Nominating Committee received an additional $5,000 annual retainer. In addition, each non-employee director received a fee of $2,000 for each Board or Board committee meeting attended. The Chair of the Audit Committee received an additional $1,000 per Audit Committee meeting attended.

In 2008, the Board conducted a competitive assessment of director pay practices among the peer companies used for our executive compensation benchmarking.  Based on the results of this study, in April 2008, the Board approved the following modifications to non-employee director compensation, effective January 1, 2008.  Annual retainers for all non-employee directors were increased by $10,000 to more closely align them with the mid-range of competitive practices.  The annual retainer for the Compensation Committee Chair was increased by $5,000 to reflect the increased burden and complexity of Compensation Committee oversight.  The Board did not seek to modify the value of equity awards; however, the Board decided to change the forms of future equity awards to non-employee directors.  Rather than stock options, continuing directors will now receive annual grants of performance share units that vest following 12 months of service with a targeted value of $75,000, and new directors will receive a one-time initial award of 1,000 performance share units that vest 50% following 12 months of service and 50% following 24 months of service.  The annual performance share unit awards will be calculated based on the average closing price of Century’s common stock for the 60 trading days preceding the grant date.  Using performance share units rather than options is viewed as more consistent with our increased emphasis on stock ownership.  Directors also may now elect to defer cash retainers into stock awards which vest at the termination of their service, and may also elect to defer awards of performance share units until their termination of service.

Expense Reimbursement.  All directors are reimbursed for their travel and other expenses incurred in attending Board and Board committee meetings.

The following table sets forth the compensation paid to each director in 2007.  In January 2008, Mr. Davis resigned from his position as Chairman and a member of the Board of Directors.  Mr. O’Brien was appointed to succeed Mr. Davis as Chairman.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Jarl Berntzen	63,000	--	165,462	--	228,462
Craig A. Davis	114,000	393,238	92,283	930,000	1,529,521
Robert E. Fishman	48,250	--	92,283	--	140,533
John C. Fontaine	111,000	--	92,283	--	203,283
Peter C. Jones	75,000	--	251,811	--	326,811
John P. O’Brien	97,000	--	92,283	--	189,283
Willy R. Strothotte	--	--	92,283	--	92,283
Jack E. Thompson	86,000	--	92,283	--	178,283

Column (a) - This column lists all non-employee directors who served on the Board during 2007. Mr. Kruger did not receive compensation for serving as a member of the Board.

Column (b) - The amounts in this column reflect the retainer and meeting fees paid to each non-employee director during 2007 (other than Mr. Strothotte, who waived his right to receive cash compensation).

Column (c) - Amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes during 2007 in accordance with Statement of Financial Accounting Standards 123R, or FAS 123R, for equity award expenses, disregarding assumptions for the forfeiture of awards.  See note 10 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in the valuation of these awards and related disclosures.  Pursuant to the terms of the Implementation Guidelines to our 1996 Plan, following his retirement as our Chief Executive Officer, Mr. Davis’s performance-based share awards vested for our 2005-2007 performance program period on an approximate one-third basis.  As such, amounts included in this column include stock-based compensation recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) that was awarded to Mr. Davis when he served as Chief Executive Officer. In January 2008, Mr. Davis resigned from his position as Chairman and a member of the Board of Directors.  Mr. O’Brien was elected to succeed Mr. Davis as Chairman.

Column (d) - Amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes during 2007 in accordance with Statement of Financial Accounting Standards 123R, or FAS 123R, for equity award expenses, disregarding assumptions for the forfeiture of awards.  See note 10 to the financial statements in our Annual Report on Forth 10-K for the year ended December 31, 2007 for the assumptions used in the valuation of these awards and related disclosures.  Presented below are the grant date fair value of each option award granted in 2007 (computed in accordance with FAS 123R and using the Black-Scholes option pricing model to calculate fair value) and the aggregate number of vested and unvested stock options and stock awards held by each director (other than Mr. Kruger) as of December 31, 2007:

Name	Grant Date Fair Value of 2007 Option Awards ($)	Number of Options Outstanding as of 12/31/07	Number of Stock Awards Outstanding as of 12/31/07
Jarl Berntzen	100,433	16,000	-
Craig A. Davis	100,433	6,000	9,926(1)
Robert E. Fishman	100,433	3,000	-
John C. Fontaine	100,433	19,000	-
Peter C. Jones	365,169	13,000	-
John P. O’Brien	100,433	17,000	-
Willy R. Strothotte	100,433	24,000	-
Jack E. Thompson	100,433	6,000	-

(1)
Represents the number of performance share units for the 2005-2007 performance program period which were granted to Mr. Davis when he served as our Chief Executive Officer.  Our Compensation Committee determined vesting for the 2005-2007 performance period in March 2008.  In January 2008, Mr. Davis resigned from his position as Chairman and a member of the Board of Directors.  Mr. O’Brien was elected to succeed Mr. Davis as Chairman.  This stock award was also disclosed in our 2007 proxy statement and is not in addition to the award previously disclosed.

Column (e) - For Mr. Davis, all other compensation includes $930,000 for payments made under our retirement plans.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board or any individual director(s) by sending a written communication in an envelope addressed to the Board or the appropriate director(s) in care of our Corporate Secretary at the address for our principal executive offices located on the cover page of this proxy statement.

OWNERSHIP OF CENTURY COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 25, 2008 (except as otherwise noted) by each person known by us to be the beneficial owner of five percent or more of the outstanding shares of our common stock.  The percent of class shown below is based on 41,133,927 shares of common stock outstanding of April 25, 2008.
Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Glencore International AG (2)	11,704,807(2)	28.5%
The Guardian Life Insurance Company of America (3)	4,216,966(3)	10.3%
Citadel Limited Partnership(4)	2,152,677(4)	5.2%
S.A.C. Capital Advisors, LLC(5)	2,113,733(5)	5.1%

(1)	Each entity has sole voting and investment power, except as otherwise indicated.
(2)
Based on information set forth in a Schedule 13D/A filing dated November 27, 2007, by Glencore International AG, Glencore AG and Glencore Holding AG (“Glencore”).  The principal business address of each of Glencore International AG, Glencore AG and Glencore Holding AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.

(3)
Based on information set forth in a Schedule 13G filed on February 8, 2008, by The Guardian Life Insurance Company (“Guardian”), Guardian Investor Services LLC (“GIS”), and RS Investment Management Co. LLC (“RIMC”) (collectively, the “Guardian Reporting Persons”).  Guardian is an insurance company and the parent company of GIS and RIMC. GIS is a registered investment adviser, a registered broker-dealer, and the parent company of RIMC, a registered investment adviser.  The Guardian Reporting Persons each share voting and investment power over 4,216,966 shares.  The business address of the Guardian Reporting Persons is 7 Hanover Square, New York, New York 10004.

(4)
Based on information set forth in a Schedule 13G filed on February 8, 2008, Citadel Limited Partnership shares voting and investment power with respect to all of the reported shares with Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Citadel Holdings I LP, Citadel Holdings II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, Citadel Derivatives Trading Ltd. and Kenneth Griffin (collectively, the “Citadel Reporting Persons”).  The business address for the Citadel Reporting Persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)
Based on information set forth in a Schedule 13G/A filed on February 14, 2008 by: (i) S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) with respect to shares beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. Select Fund, LLC (“SAC Select Fund”); (ii) S.A.C. Capital Management, LLC, (“SAC Capital Management”) with respect to shares beneficially owned by SAC Capital Associates and SAC Select Fund; (iii) SAC Capital Associates with respect to shares beneficially owned by it; and (iv) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates and SAC Select Fund.  The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 25, 2008 by: (i) each of our current directors, (ii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation,” and (iii) all of our directors and executive officers as a group.  No director or executive officer beneficially owned more than 1% of our outstanding common stock. All of our directors and executive officers as a group beneficially owned 0.77% of our outstanding common stock.

	Amount and Nature of Beneficial Ownership (1)
Name	Common Stock		Service Based Shares (2)	Exercisable Stock Options (3)
Jarl Berntzen	-		-	16,000
Michael A. Bless	18,930	(5)	-	30,000
Giulio Casello	4,073		-	15,000
Robert E. Fishman	-		-	3,000
John C. Fontaine	250	(5)	-	19,000
Wayne R. Hale	8,116		-	33,333
Peter C. Jones	-		-	9,667
Logan W. Kruger	34,988		-	36,667
Robert R. Nielsen	3,804	(5)	5,000	8,335
John P. O’Brien	5,000		-	17,000
Willy R. Strothotte	-	(4)	-	24,000
Jack E. Thompson	3,500		-	3,000
All directors and executive officers as a group (16 persons)	85,767		5,000	226,936

(1)	Each individual has sole voting and investment power, except as otherwise indicated.
(2)
Includes shares of common stock issuable upon vesting of service based performance shares awarded to certain executive officers under the 1996 Plan that vest within 60 days of April 25, 2008.  Award recipients do not have voting or investment power with respect to service based performance shares until vesting. Dividend equivalents accrue and are paid upon vesting of the service based performance shares.

(3)	Represents shares that are subject to options that are presently exercisable or exercisable within 60 days of April 25, 2008.
(4)	Excludes 11,704,807 shares beneficially owned by Glencore, for which Mr. Strothotte serves as Chairman.
(5)	Represents shares that are jointly owned and subject to shared voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons owning more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities.  These same persons are also required to furnish us with copies of all such forms.  Based solely on a review of the copies of the forms furnished to us and written representations that no Form 5 filings were required, we believe that, with respect to the 2007 fiscal year, all required Section 16(a) filings were timely made, except that Messrs. Kruger and Bless filed late Form 4s related to the vesting of service-based performance shares and Glencore filed a late Form 4 with respect to its purchase of shares of our common stock in our public equity offering in June 2007.

Certain Relationships and Related Transactions
    In March 2007, the board of directors adopted an expanded and updated written policy and written procedures for the review, approval and monitoring of transactions involving Century or its subsidiaries and “related persons.”  For the purposes of the policy, “related persons” include executive officers, directors and director nominees and their immediate family members, and stockholders owning five percent or greater of our outstanding stock and their family members.  In December 2007, the Board of Directors modified this policy to provide that certain transactions will be approved by the independent directors acting as a separate body.  A copy of our related person transaction policy is available in the Investor section of our website, www.centuryaluminum.com, under the tab "Corporate Governance."
Our related person transaction policy is administered by the Audit Committee and applies to all related person transactions entered into after its adoption.  This policy applies, subject to certain specific exclusions, to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which Century or any of its subsidiaries was or is to be a participant and where any related person had or will have a direct or indirect interest.  Transactions involving less than $50,000 are not subject to review and approval under the policy.  In addition, the policy defines certain ordinary course transactions with Glencore that are not material and not subject to review and approval under the policy, although those transactions are otherwise reviewed and approved by our Audit Committee.  Pursuant to the policy, the Audit Committee is responsible for reviewing qualifying related person transactions.  However, all transactions with Glencore for new supply agreements are subject to review under the policy and any other transaction the Audit Committee Chair determines is material is reviewed by the independent directors, acting as a separate body.  Based on its consideration of all relevant facts and circumstances, whether the transaction is on terms that are fair and reasonable to Century and whether the transaction is in the business interests of Century, the Audit Committee or independent directors, as the case may be, will decide whether or not to approve or ratify such transaction.  If a related person transaction is submitted to the Audit Committee after the commencement of the transaction, the Audit Committee or independent directors, as the case may be, will evaluate all options available, including the ratification, rescission or termination of such transaction.

Approval of Transactions with Glencore in 2007

Prior to our initial public offering in April 1996, we were an indirect, wholly-owned subsidiary of Glencore.  As of April 25, 2008 Glencore, our largest stockholder, owned 28.5% of our outstanding common stock.  Glencore is an important business partner, customer, supplier of alumina to our facilities, and counterparty to our metal hedges.  During 2007, all transactions with Glencore were approved by the Audit Committee or by a special committee comprised solely of independent directors.

Mr. Craig A. Davis, the former Chairman of our Board, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.  Mr. Davis resigned from his position as Chairman and a member of our Board of Directors in January 2008.

Mr. Willy R. Strothotte, a director, is Chairman of the board of directors of Glencore International AG and served as its Chief Executive Officer from 1993 through 2001.

Purchases from Glencore

In 2007, we purchased alumina and primary aluminum from Glencore on both a spot and long-term contract basis.  In 2007, we purchased $168.9 million of alumina from Glencore under long-term alumina supply contracts at prices that were based on the London Market Exchange (LME) price for primary aluminum.  We believe that 100% of the alumina purchased under these contracts was purchased at market prices.  We also purchased $10.1 million of alumina from Glencore in 2007 on a spot basis.  We determined the market price for the spot alumina we purchased based on a survey of suppliers at the time that had the ability to deliver spot alumina on the specified terms.  Based on this survey, we believe that 100% of the spot alumina purchased from Glencore in 2007 was purchased at market prices.  During 2007, we purchased from Glencore all of our alumina requirements for our Ravenswood, West Virginia production facility and for a portion of our 49.7% interest in a Mt. Holly, South Carolina production facility under separate supply agreements.  The supply agreement for Ravenswood runs through December 31, 2009.  The supply agreement for 46% of our requirements for Mt. Holly ran through January 31, 2008.

Sales to Glencore

We sold primary aluminum to Glencore in 2007 on both a spot and long-term contract basis.  For the year ended December 31, 2007, net sales to Glencore amounted to $348.4 million, excluding gains and losses realized on the settlement of cash flow hedges.  Sales of primary aluminum to Glencore amounted to 19.4% of our total revenues in 2007.

In 2007, we sold $223.8 million in primary aluminum under our long-term sales contracts with Glencore at prices based on the LME price for primary aluminum, as adjusted to reflect the Midwest Premium (a premium typically added for deliveries of aluminum within the U.S.).  In addition, we received $124.6 million in tolling fees from Glencore in 2007 under tolling contracts that provide for delivery of primary aluminum produced at our Grundartangi facility.  The fee paid by Glencore under these tolling contracts is based on the LME price for primary aluminum, as adjusted to reflect the reduced European Union import duty paid on Icelandic primary aluminum.  We believe that 100% of the transactions with Glencore under these contracts were at market prices.

We have a long-term contract to sell Glencore approximately 50,000 metric tons of primary aluminum produced at Mt. Holly each year through December 31, 2009, at a variable price determined by reference to the LME.  We have a long-term contract to sell Glencore 20,400 metric tons per year of primary aluminum produced at Ravenswood and Mt. Holly through December 31, 2013, at a variable price based on the LME, adjusted by a negotiated U.S. Midwest market premium with a cap and floor as applied to the current U.S. Midwest premium.

As of December 31, 2007, we had outstanding forward financial sales contracts with Glencore for 694,200 metric tons of primary aluminum, of which 9,000 metric tons were designated as cash flow hedges.  These cash flow hedges are scheduled for settlement at various dates through 2008.  In November 2004 and June 2005, we entered into forward financial sales contracts with Glencore for the years 2006 through 2010 and 2008 through 2015, respectively.  These sales contracts, which are for a minimum of 300,600 and 460,200 metric tons of primary aluminum, respectively, over the entire terms of the contracts, contain clauses that trigger additional shipment volume when the market price for a contract month is above the contract ceiling price.  These contracts will be settled monthly, and if the market price exceeds the ceiling price for all contract months through each contract’s term, the maximum remaining additional shipment volume under each set of contracts would be 225,000 and 460,200 metric tons, respectively.

Other Transactions with Glencore

We are party to separate 10-year and 7-year LME-based alumina tolling agreements with Glencore, for 90,000 and 40,000 metric tons of capacity, respectively, at our Grundartangi production facility in Iceland, which run through 2016 and 2014, respectively.  In December 2005, Glencore assigned 50% of its tolling rights under the 10-year agreement to Hydro Aluminum AS for the period 2007 to 2010.  Deliveries under these agreements commenced in July 2006 and June, 2007.

In April 2008, we entered into a LME-based alumina purchase agreement with Glencore for 290,000 metric tons of alumina in 2010; 365,000 metric tons  in 2011; 450,000 metric tons in 2012; 450,000 metric tons in 2013 and 730,000 metric tons in 2014.

Certain Business Relationships

    During 2007, we retained PricewaterhouseCoopers LLP to provide actuarial and related pension benefit and human resource consulting work.  We paid $1,240,107 in fees to PricewaterhousCoopers for this work.  During this time period, Ms. Manning, a nominee for director, was a partner of PricewaterhouseCoopers LLP.  In addition, during 2007 we retained the law firm of Jones Day to provide legal services.  We paid $549,213 in fees to the Jones Day firm for this work.  Ms. Manning’s spouse is a partner of the Jones Day firm and managing partner of one of its U.S. offices.  We believe that all services were provided by PricewaterhouseCoopers and the Jones Day firm at market rates and terms and on an arms-length basis.   If elected, prior to commencing service on the Board, Ms. Manning will retire from PricewaterhouseCoopers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Committee (“Committee”) is a standing committee of our board of directors (throughout this analysis we refer to Century Aluminum Company as “Century”, “Company”, “our” or “we”).  The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our 1996 Stock Incentive Plan, which we refer to as the 1996 Plan.  Each member of the Committee is “independent” as required under applicable NASDAQ listing standards.  During 2007, the members of the Compensation Committee were Messrs. Fontaine, Jones, O’Brien and Thompson.  The Committee held 13 meetings in 2007.

The Committee recognizes the benefit of reviewing periodically and modifying as appropriate Century’s compensation and benefit programs, and the principles and philosophies on which these programs are based.  The Committee also from time to time reviews the historical application and the implementation and effect of our compensation and benefit programs.  Key matters addressed by the Committee in 2007 included the following, which are subsequently addressed in more detail.

•
Re-affirmed the Company’s Compensation philosophy:  After evaluating our business needs, our pay competitiveness, our existing “mid-range” pay philosophy, and the merits of establishing a more focused competitiveness objective, we re-affirmed the appropriateness of our “mid-range” philosophy and the flexibility that it provides the Committee in its oversight of executive pay.

•
Updated the benchmarking process:  In assessing the competitiveness of our executive pay levels, we revisited the process and approach used to establish market pay levels; our focus is on the peer companies described below in the Benchmarking Executive Compensation section and is complemented by a review of a compilation of data derived from a broader sample of asset-intensive, comparably-sized industrial companies.

•
Redesigned the annual and long-term incentive plans for 2008: To emphasize our operating, financial, and strategic goals, we revised the annual incentive plan by incorporating three operating measures historically used within the long-term incentive plan. At the same time, we revised the long-term incentive plan to focus on strategic goals, free cash flow, and relative total shareholder return.

Our Philosophy on Executive Compensation

Our compensation programs are designed to enable Century and its subsidiaries to attract, retain and motivate talented executives and managers.  We compete for talent with companies both within and outside the aluminum industry, including multinational growth-oriented companies in other industries.  Accordingly, the Committee and management believe that our compensation programs must remain flexible to afford the Committee and management discretion in making awards to both retain and attract talented managers.  To attract, retain and motivate executive talent, we believe that we must provide compensation that is competitive and must also reward executive officers for both individual and corporate performance.

Our compensation programs are structured as a balanced portfolio that relies on multiple elements to deliver the total package (base salary, annual cash incentive, long-term performance awards, retirement, and other benefits).  In addition, the Committee retains discretion to make adjustments necessary to balance the overall performance of Century and the individual performance of our executive officers, and also to pay for performance by aligning management’s and stockholders’ interests in the enhancement of stockholder value.

Benchmarking Executive Compensation

As described in the introduction, our philosophy emphasizes competitive objectives for executive pay. Target total compensation levels are managed around the mid-range of competitive practices, i.e., the Committee generally targets annual base salaries that, together with annual incentive cash compensation, long-term incentive compensation and retirement, provide the named executive officers with total compensation, on average, at or around the mid-range of the compensation ranges for similarly situated officers at the surveyed companies.  We prefer a competitive range to a single point in order to provide the Committee the discretion needed to discharge its duties, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay, on occasion, being the product of an arms-length negotiation at the time an executive is hired.  Elements of compensation that are benchmarked, separately – and in total – include base salary, annual incentive, long-term incentive, and retirement benefits.

Our compensation programs are thus established to provide Century’s officers total compensation that, in an average year, is positioned around the mid-range of the market.  Our incentive plans are designed to allow the Committee the discretion to reward outstanding performance significantly above the mid-range in the case of outstanding performance; conversely, when performance is below expectations, our plans are designed to deliver compensation that is below the mid-range.

With respect to the named executive officers, we primarily focus on the practices of a group of comparably-sized, asset-intensive, metals and other industrial companies.  We chose these parameters, and ultimately the companies noted below, to permit pay to be evaluated in a context that considers businesses with similar exposure to economic forces and business cycles.

The peer group described below was established in 2005 for the purpose of evaluating executive pay.  With the help of our consultants, we indexed these 2005 pay findings based on pay trends to provide a context for setting pay levels for 2007.

Alcan Inc.	Metals USA
Alcoa Inc	Novelis, Inc.
Aleris International	Nucor Corp.
Arch Chemicals Inc.	Oglebay Norton Company
Carpenter Technology	Oregon Steel Mills Inc.
Chaparral Steel Company	Quanex Corp.
Cleveland Cliffs Inc.	Reliance Steel & Aluminum Co.
Gibraltar Industries Inc.	Steel Dynamics Inc.
Great Lakes Chemical Corp.	Wheeling-Pittsburgh Steel
Metal Management Inc.

In 2007 we commissioned a comprehensive study of executive compensation.  With the help of our consultants, we refined the peer group to include those companies we currently believe serve as more appropriate comparables, based on our industry and size.  The resulting group includes four new companies and excludes nine of the 2005 peers, including the larger peers (Alcoa and the company formerly known as Alcan).

Arch Chemicals Inc.	Metal Management Inc.
Carpenter Technology Corp.	Nucor Corp.
Castle (A.M.) & Co.	Quanex Corp.
Chaparral Steel Co.	Reliance Steel & Aluminum Co.
Cleveland-Cliffs Inc.	Schnitzer Steel Industries Inc.
Gibralter Industries Inc.	Steel Dynamics Inc.
Kaiser Aluminum Corp.	Titanium Metals Corp.

In addition to evaluating the total cash compensation (salary and annual bonus) and total compensation (salary, annual bonus, long-term incentive and retirement benefits) levels of the peer companies, we compare the pay of our executives, including the named executive officers, to the summary results of a survey-based analysis.  This secondary approach is useful because it provides a broader market assessment (i.e., includes 41 more companies).  It allows us to benchmark more than five executives, and it allows us to more narrowly tailor our benchmarking based on roles and responsibilities.  For our additional evaluations, we decided to use compensation for companies participating in Towers Perrin’s Executive Compensation Data Bank, a proprietary survey, within the materials and industrials sectors.  Company size was accounted for by regression or by limiting the size of the companies considered to under $4 billion in revenue.  We evaluate the peer data and the survey data independently and as a composite (average of the two), but there is no algorithm that dictates pay at a precise level within these various data points.

Overview of Compensation Elements

The list below summarizes the elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided in a later section.

•
Salary: Base salary is determined by our philosophy, the position (skills, duties, responsibilities, etc.), market pay levels and trends, individual performance, and prior salary.  On occasion, prior salary is the subject of an arms-length negotiation at the time an executive is hired.

•
Annual incentive: Variable compensation normally payable in cash following the fiscal year the pay is earned; historically, this component was based on a subjective evaluation of Company and individual performance.  Beginning in 2008, achievement of pre-set key operating goals will be an important component of this element of pay.  The subjective evaluation will remain, but now specific objective factors will also be weighed in determining this pay element.

•
Long-term incentives: Variable compensation based on sustained performance success; historically based on the Committee’s assessment of operating performance and strategic achievements and settled in shares of stock.  Beginning in 2008, the long-term incentive will include a cash and a stock component.  For the 2008-2010 period, strategic, financial, and market-based measures will determine the cash portion of the long-term incentive.  In addition, time-based performance share units will be awarded to balance the long-term incentive portfolio, contribute to our retention objectives and recognize the important aspect of aligning compensation and shareholder returns.

•
Retirement: Tax qualified defined benefit and defined contribution plans apply to salaried employees of our U.S. companies who meet eligibility requirements. In addition, our nonqualified defined benefit plan provides a select group of participants with benefits above the level permitted under a qualified plan.

Our Process for Executive Compensation

We review market pay levels, with the help of consultants, on a regular basis. We evaluate Company performance against our plans and budgets, pay levels at comparable companies and in the context of the broader economy. The Committee retains final discretion in determining annual incentive awards and the vesting of performance share units. Historically, the Committee has determined annual incentive awards in December, with payments following in January, and the vesting of performance share awards in the first quarter.  In the future, the determination of both annual incentive awards and awards earned based on long-term performance will be determined in the first quarter following the end of the performance period.

Role of the Chief Executive Officer

As part of its review and determination of Century’s compensation objectives, philosophy, programs and decisions, the Committee works with, and receives recommendations and advice from, our Chief Executive Officer.  The Committee’s charter formalizes the working relationship with our Chief Executive Officer and includes the following actions to be taken by the Chief Executive Officer:

•	working with the Committee in its decisions regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;
•	consulting on the corporate and individual goals and objectives relevant to the compensation of the Chief Executive Officer;
•	reviewing and determining the respective corporate and individual goals and objectives for the other named executive officers relevant to their compensation;
•	providing the Committee an evaluation of the performance of the other named executive officers in light of their respective corporate and individual goals and objectives; and
•	recommending to the Committee the compensation levels of the other named executive officers.

The Committee considers the recommendations of our Chief Executive Officer, together with the review by our compensation consultant, and the Committee makes its independent determinations regarding executive compensation.

Our Chief Executive Officer attends all Committee meetings, other than those portions that are held in executive session; however, he is not present during deliberations or voting in matters involving his compensation.  As appropriate, the Committee follows an executive session by reconvening with our Chief Executive Officer present.

Role of Compensation Committee Consultants

The Company has used the services of three consultants in recent years as described below.

In 2005, the Committee engaged Pearl Meyer & Partners to evaluate our executive compensation philosophy, objectives, programs, decisions, and market pay levels.

In 2006 and the first half of 2007,  the Committee supplemented the findings and services of Pearl Meyer & Partners through the services of Integis, Inc., a firm that specializes in executive recruitment and compensation matters.  Mr. Schreiber, a former director of Century, is the managing director and owner of Integis.  We also retained Integis to assist in connection with the recruitment of Wayne Hale, our Chief Operating Officer in 2007.

In 2007, the Company engaged Towers Perrin to evaluate the Company’s executive compensation programs: philosophy, objectives, plan designs, and market pay levels. The analysis by Towers Perrin culminated in recommendations addressing our pay philosophy, the optimal peer group for benchmarking, and designs for our annual and long-term incentives.

In assessing the Towers Perrin recommendations, the Committee engaged Pearl Meyer & Partners in 2007 to provide a second opinion and to review Towers Perrin’s analysis and recommendations, as well as those of management.  Pearl Meyer & Partners informed the Committee that based on the thorough process utilized and the compensation governance practices employed, Pearl Meyer & Partners was of the opinion as executive compensation consultants, that our compensation programs and incentive plans and opportunities, with the changes recommended by Towers Perrin, continue to reflect our stated compensation philosophy and strategy, and are reasonable relative to market levels. With the assistance of Towers Perrin, the Committee worked with management in reviewing and ultimately approving changes in Century’s compensation programs.  In addition, the Committee determined that Towers Perrin will continue to be Century’s consultant in 2008.

Compensation Program Details

Base Salary

The Committee typically reviews the salaries of our named executive officers each December.  In addition, the Committee may review the salaries of our named executive officers in connection with a promotion or other change in responsibility.  The Committee generally targets annual base salaries that, together with annual incentive cash compensation, long-term incentive compensation and retirement, provide the named executive officers with total compensation that is, on average, at or around the mid-range of the market.  Actual salary levels for each individual vary based upon an assessment of individual performance, experience, level of responsibility, potential contribution to our future growth and profitability, and our financial performance.  The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives.

At the Committee’s meeting in December 2006, the Committee reviewed information about salary increases at other companies as provided by our compensation consultant, Integis, the historical increases in the salaries of the named officers in recent years, and the recommendation of our Chief Executive Officer (for our officers other than our CEO).  Based on the information provided to the Committee, including that base salaries of officers in comparable positions at the peer companies had increased, the Committee authorized base salary increases, effective January 1, 2007, of 8.7% in the case of Mr. Kruger, 8.0% for Mr. Bless, 5.7% for Mr. Nielsen, and 10% for Mr. Casello. The base salary for Mr. Casello, our then vice president – bauxite and alumina, included recognition by our CEO and the Committee of his leading work on Century’s business development activities.  In March 2007, Mr. Casello was promoted to Senior Vice President- Business Development.  In June 2007, based on the expanded responsibilities accompanying his promotion in March and performance in the first half of 2007, our CEO recommended and the Committee approved a 5.4% increase in his base salary to a new annual salary of $290,000.

Annual Cash Incentive Awards

Under our annual incentive plan, executives (including the named executive officers) are eligible to receive an annual cash incentive award. We recently made changes to the program, effective for the 2008 plan year. Outlined below are the material terms of the plan in 2007 followed by a discussion of the changes for 2008.

The plan used in 2007 established potential payout ranges of 35% to 100% of each named executive officer’s salary.  There were no pre-set performance criteria.  Actual cash incentive awards were determined by the Committee, in its discretion, taking into account the recommendation of the Chief Executive Officer (for Century’s officers other than the CEO), our performance (against budgets, financial objectives, and other goals), a subjective evaluation by the Committee of individual performance, and a comparison of total cash compensation for comparable executive positions at the peer companies, and in the case of Mr. Hale, our contractual obligation, agreed at the time of his employment, to pay him a bonus of at least $225,000 for 2007.

In past Decembers, the Committee has solicited the CEO’s annual cash incentive award recommendations for Century’s officers other than the CEO.  Following such a discussion in December 2007, the final determination of such awards was deferred until February 2008, in order to permit greater clarity into:

•	Century’s financial results for 2007;
•	macroeconomic conditions; and
•	continuing market pay trends.

Moreover, the increased role of operating and financial results under the annual incentive program applicable in 2008, as discussed below, reinforced the decision to move the award determination date to the first quarter following the plan year.

In February 2008, the Committee and the CEO discussed his annual cash incentive award and his recommendations for Century’s other officers.  The recommendations considered the level of prior cash incentive awards, expected market compensation for 2007, company performance (rising profit margins, strong cash generation and growth results, reduced risk by having successfully completed an equity offering, and the successful completion of the expansion at Century’s Grundartangi facility), and individual performance.  After its discussion with the CEO, in executive session, the Committee discussed Century’s performance, the potential cash incentive award for the CEO, and the CEO’s recommendations for the other officers.

The Committee approved cash incentive awards ranging from 78% - 91% of base salary for the named executive officers other than the CEO. Excluding Mr. Hale’s bonus of 78% of base salary, the approved cash incentive awards range from 85% to 91% of base salary for the named executive officers other than the CEO.  Mr. Hale joined Century March 1, 2007, and his award represents approximately 93% of his earned base salary.  The 2007 awards are larger (by about 12% of salary) than for 2006, which is consistent with our philosophy on executive compensation and with the Committee’s view of Century’s performance and competitive market pay levels.  The CEO’s cash incentive award represented 137% of salary.  This level, which surpasses the original range, was arrived at based on the CEO’s leadership, Century’s achievements, and the Committee’s understanding of evolving competitive CEO pay practices.  The amounts earned are shown in the bonus column of the Summary Compensation Table.

Beginning in 2008, the annual incentive plan was redesigned to (a) emphasize operating results, (b) add a level of objective measurability into the evaluation and determination of awards, and (c) allow the long-term incentive plan to emphasize strategic goals rather than short-term operational performance.  The new design retains a significant element of discretionary evaluation by the Committee but incorporates several operating measures, as described below.

•	Operating results will determine 30% to 60% (varying by an officer’s position and duties) of the award at target:
°
Operating income:  this operating measure has long been important, having been a factor in our long-term incentive plan, but further review suggests that we can improve our focus on this measure by shortening the performance period;

°
Conversion cost:  measures our cost to convert alumina into aluminum; this useful measure of operating efficiency has been used in our long-term incentive plan, but we believe that we can improve our focus on this measure by shortening the performance period;

	°	Safety: we have shifted the emphasis on this important measure from the long-term plan to the annual plan.

•	Subjective evaluation of two elements will determine the remainder of the incentive:
	°	Strategic: recognize achievement of strategic milestones;
	°	Discretionary/Individual: recognize individual contributions to operating, financial, and strategic success.

The Committee assigns different weights to these elements for each named executive officer.  For instance, the evaluation of the Chief Executive Officer will be weighted more heavily toward strategic achievement while the evaluation of the Chief Operating Officer will be weighted toward operational results.  In this way, the Committee may focus its evaluation in areas where each executive has greater responsibility and opportunity to influence results.

Long-Term Incentive Compensation

Overview

The Committee has oversight responsibility for administering and awarding grants of equity awards under the 1996 Plan.  The following award types have been used to address different purposes:

•	Performance share awards have been the primary form of long-term incentive for named executive officers.
•
Special awards, such as stock options and time vested performance shares, have been awarded by the Committee on a selective basis generally in the case of hiring and promotion. Except as part of the total hiring package provided to Mr. Hale, no equity grants outside of the annual performance share program were made to the named executive officers in 2007.

Performance Shares

Historically, operating and strategic goals were established for overlapping sequential three-year periods.  The Committee, based on its review of performance against those goals then determines the degree to which the shares awarded for the performance period vest (which can range from 0% to 150%).  Because our financial performance is highly dependant on the price of aluminum, the Committee retains discretion to adjust the operational/financial goals performance criteria to reflect changes in the London Metals Exchange and Midwest transactions prices of aluminum and other conditions affecting performance during a performance program period, and regularly does so.

At the end of a three-year performance period, the Chief Executive Officer reports on Century’s performance against goals during that period and makes a recommendation to the Committee regarding the percentage of the prior three-year plan period award that should vest.  The Committee reviews management’s recommendation and performs an independent analysis.  The Committee then determines the appropriate vesting percentage for the three-year plan period based on its assessment of Century’s achievement of the stated strategic, operational and financial targets.  Although the Committee’s compensation consultants are not involved in either setting initial performance goals or final determination of vesting percentages, performance share awards are considered by our consultants as part of the consultants’ review of total compensation and overall compensation program recommendations, as noted above.

On March 19, 2008, the Committee evaluated Century’s performance relative to the goals set for the 2005-2007 period, as noted below:

•	Strategic goals, which accounted for 40% of the award opportunity:
	°	Growth;
	°	Access to raw materials;
	°	Expansion at the Grundartangi facility;
	°	Equity offering;
	°	Deployment of derivatives to stabilize margins and cash;
	°	Management of electricity costs;

•	Operating/financial goals, which accounted for 60% of the award opportunity:
	°	Safety;
	°	Cash flow;
	°	Pre-Tax income;
	°	Conversion costs.

The guidelines by which the Committee administers the plan provide that from 0% to 150% of the share units conditionally awarded may ultimately vest based on the Committee’s assessment of Century’s performance.  Based on its review of performance and of competitive compensation, and consistent with its ongoing use of discretion under these guidelines, the Committee determined that the Company had performed well in the three-year 2005-2007 period.  The Committee determined that the Company had performed at 105% of its targeted award levels. The Committee also determined that the CEO was entitled to an additional award of stock equal in value to $250,000, based on his significant contribution to Century’s strategic successes and comparable market pay levels for long-term awards at the peer companies.  This resulted in the named executive officers, other than the CEO, receiving 105% of their targeted award level, and the CEO effectively receiving 131% of his targeted award.

For the 2007-2009 performance program, strategic goals were collectively assigned a 50% weight and focused on the following:

•	Add low cost production capacity, including in Iceland;
•	Improve access to bauxite/alumina and carbon materials;
•	Manage electrical power, labor and alumina costs;
•	Enhance capital structure to support growth.

For the 2007-2009 performance program, operational/financial goals were assigned a 50% weight and addressed the following measures:

•	Safety (5% weight);
•	Free cash flow less maintenance capital expenditures (15% weight);
•	Operating income (15% weight);
•	Conversion cost (15% weight).

We changed the long-term incentive program, effective in January 2008.  As described below, rather than relying on a single type of award as the primary incentive, we will rely on two types of awards beginning in 2008. Half of each officer’s annual long-term incentive opportunity will be allocated to performance units and the remainder to time-vested performance share units.  In addition, the Committee may still make special awards as described above.

•
Performance units are cash-settled awards based on the achievement of strategic objectives, free cash flow goals, and Century’s total shareholder return in relation to its peer group over a three-year period.  Moving three operating measures from the old performance share plan into the new annual incentive plan allows the Committee to emphasize current operating focus on those operating measures and permits and allows the revised long-term program to focus on longer-term strategic objectives. Moreover, the cash settlement provision is expected to help executives retain the shares earned under the program described below.

•	Time-vested performance share units are stock-settled awards that vest, in their entirety, after three years. This program is intended to help retain our executives and promote stock ownership.

The sizes of previous equity-based grants and current equity holdings do not affect future grants and are not considered by the Committee when making long-term incentive award decisions.  The Committee does, however, consider the combination of the major compensation and benefit offerings; for example, the long-term incentive award for our Chief Executive Officer is determined, in part, after accounting for the competitiveness of his Enhanced SERP benefit (which is described below).

Stock Options

Option grants are made on a case-by-case basis to executive officers in connection with hiring awards and to recognize promotions.  It has been the Committee’s practice to approve all option grants at Committee meetings.  For initial option grants to our executives made in connection with their employment by Century, the Committee approves the options at the time it approves the executive’s overall compensation arrangement and the terms of his or her employment agreement, if any.  Aside from stock options awarded to Mr. Hale in connection with his hiring package, no option awards were granted to any other named executive officer in 2007.  All awards of stock options on shares of Century common stock granted in 2007 were granted under the 1996 Plan with an exercise price equal to the average of the high and low sales price for shares of our common stock on the date of grant.

Time-Vested (Service-Based) Performance Shares (Units)

Service-based performance shares serve in a similar capacity as restricted stock and are granted in circumstances such as new hires and promotions.  Aside from time-vested performance shares awarded to Mr. Hale in connection with his hiring package, no other awards of service-based performance shares were granted to named executive officers in 2007.  Going forward we expect that time-vested performance share units will be an integral part of our long-term incentive program and will address our retention and stock ownership objectives.

Retirement Plans

The Century Aluminum 401(k) Plan is a tax-qualified retirement savings plan pursuant to which our U.S. based salaried employees, including our named executive officers, are able to contribute a percentage, up to the limits prescribed by the Internal Revenue Service, of their annual compensation on a pre-tax basis.  Effective January 1, 2007, we match 100% of the first 3% of pay that is contributed to the savings plan and 50% of the next 2% of pay contributed, and all matching contributions are fully vested on contribution.

We also maintain a non-contributory defined benefit pension plan for our U.S. based salaried employees who meet certain eligibility requirements, which we refer to as our Qualified Plan.  We have also adopted a Supplemental Retirement Income Benefit Plan, or “SERP.”  The SERP provides selected senior executive officers with an additional retirement benefit equal to the amount that would normally be paid under our Qualified Plan if there were no limitations under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).  Final average monthly compensation for purposes of calculating the supplemental benefit will be based on the greater of (a) projected final annual compensation, assuming specified annual increases until retirement age, or (b) the average of the highest three years’ annual compensation over the last 10 years of employment.  The SERP is an unfunded Century obligation.  Messrs. Kruger, Hale, Bless, and Nielsen were eligible to participate in these benefits in 2007. Effective January 1, 2008, Messrs. Schneider and Casello were eligible to participate in the SERP benefits.

On selective occasions we have also provided enhanced retirement benefits, in the form of an “Enhanced SERP”, which is designed to enhance the total retirement income level, when, due to the executive’s age and potential years of service at normal retirement age, benefits under the Qualified Plan and the SERP are projected to be less than a specified percentage of the executive’s estimated final average annual compensation.  In developing the hiring package that induced Mr. Kruger to join Century, we agreed to include him in the Enhanced SERP.  He is the only named executive officer currently participating in the Enhanced SERP.  If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in his Enhanced SERP benefit.  When fully vested, Mr. Kruger’s Enhanced SERP benefit will be approximately 50% of his final average annual compensation.

Effective August 2007 we amended Mr. Kruger’s employment agreement to clarify the vesting provisions under the Enhanced SERP in his employment and severance protection agreements.  The terms of the agreements are discussed in more detail below.  We amended the agreements to reconcile differing language within the Enhanced SERP and Mr. Kruger’s employment agreement and severance protection agreement and to differentiate the vesting status of the SERP based on the type of termination; for example, a voluntary termination in the first five years results in the forfeiture of the Enhanced SERP benefit, whereas involuntary termination due to disability would now result in pro rata vesting through the date of the disability.

We have designed these retirement benefits to be competitive with industry standards to attract and retain talented executive and management level personnel.  Benefits triggered by retirement are valued and described below under the caption “Executive Compensation—Pension Benefits Table” and “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Policies & Other Technical Considerations

Stock ownership guidelines

We adopted stock ownership guidelines for our executives and nonemployee directors effective March 26, 2008.  We adopted them to further underscore our belief that management’s interests should be aligned with those of the stockholders.  Moreover, the long-term incentive design changes, as described earlier, added emphasis to the importance of retaining stock awards.

The guidelines for Century’s officers and directors are summarized in the table below. The guidelines are based on a fixed number of shares, which was finalized after giving consideration to the value of the fixed share guidelines as a percent of pay (salary for executives and cash retainer for nonemployee directors). The guidelines of peers and, on a broader basis, industry practices were considered in developing this policy.

Category	Share Guideline
Chief Executive Officer	50,000
Executive Vice Presidents	16,000
Senior Vice Presidents	6,000
Vice Presidents	2,000
Nonemployee directors	3,000

Officers and nonemployee directors have five years from the later of the date of hire or the effective date of the guidelines to meet these ownership guidelines.  Officers who subsequently get promoted to a higher category of participant level will have five years from the date of promotion to achieve their increased share guideline.

Clawback

Effective March 26, 2008, we have adopted an Incentive Compensation Recoupment Policy.  Under this policy, our board of directors will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee after January 1, 2008, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that:  (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) our board of directors or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.

Timing of Equity Awards

Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and board meetings. The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

Section 162(m) of the Code generally disallows a tax deduction by Century for annual compensation in excess of $1 million paid to our Chief Executive Officer and up to three additional executives not including our Chief Financial Officer whose total compensation is required to be reported in our proxy statement; however, compensation above $1 million is deductible if such compensation is “performance based” and meets other criteria as specified under Section 162(m) of the Code.

The Committee agrees with the premise of pay for performance, and it has considered the impact of Section 162(m) on the design of our compensation programs. But the nature of our business, not the least of which is the impact of metals prices on our results, limits the ability to pre-determine meaningful goals without subsequent discretionary adjustments. The Committee believes that such discretion is necessary and would not be available as a compensation management tool if incentive payments were to be “performance based” as defined and required under Section 162(m).  Accordingly, it is not the Committee’s goal for all compensation to be deductible by us under Section 162(m).

The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named executive officers.  The Committee does not expect the loss of any such deductions to have a significant impact on Century.

Employment Agreements

Historically it has been our practice to enter into employment agreements with officers at the executive vice president level and above.  The terms of these agreements, including base salary, initial equity grants, minimum guaranteed bonuses, participation in Century benefit plans and other benefits, are approved by the Compensation Committee.  The amounts and types of such compensation are negotiated terms with each officer.  When reviewing and negotiating these terms, the Committee is provided with market data by its compensation consultants and considers practices of peer companies and, if applicable, compensation earned and/or forfeited by the officer at a previous employer.  In 2007, the Committee approved an employment agreement with Mr. Hale in connection with the commencement of his employment with Century.  A description of the agreements in place with named executive officers of Century is set forth below under the caption “Executive Compensation—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Post-Employment Compensation.”

Effective August 2007, we amended the employment agreements with Messrs. Kruger, Hale, Bless and Nielsen. The agreements were amended to reflect the Committee’s long-held view that these employment agreements should not lapse without notice from either Century or the executive, thus better enabling both Century and the executive to anticipate and prepare for changes in the senior management of Century.  In addition, the agreements were amended to provide clarity as to what obligations Century owes to the executive under certain termination arrangements.  Accordingly, the revised employment agreements provide that if the executive’s employment with Century is terminated by Century without “cause” or is terminated by the executive for “good reason”, the executive will continue to receive his salary and bonus, and the vesting of his stock options and performance shares will continue, for the remaining term of his contract.  In addition, the agreements of Messrs. Kruger, Bless and Nielsen were amended to provide for an initial term ending December 31, 2009.  Commencing on January 1, 2008 and on each January thereafter, unless Century or the executive provides a termination notice, the terms of these agreements will be automatically extended for one year.  Mr. Hale’s agreement already included this provision.

Effective August 2007, we also amended Mr. Kruger’s employment agreement to clarify the vesting provisions relating to his Enhanced SERP.  Benefits were originally scheduled to vest 20% each year beginning on December 13, 2010.  The amended schedule calls for benefits to vest 1/120th per calendar month for 120 months beginning December 13, 2005; provided, however, that any vested enhanced supplemental retirement benefit will be forfeited if Mr. Kruger’s employment with the Company terminates prior to December 13, 2010, except by reason of his death or disability, termination by the Company “without cause” or termination by Mr. Kruger for “good reason”, or upon a change in control. If Mr. Kruger dies or becomes disabled before December 13, 2010, Mr. Kruger or his estate will retain all enhanced supplemental retirement benefits that have vested through the date of his death or disability.  If Mr. Kruger dies or becomes disabled after December 13, 2010, or if there is a change in control of the Company, the enhanced supplemental retirement benefits will fully vest. Finally, the amendment provides that if Mr. Kruger’s employment with the Company is terminated by the Company without “cause” or is terminated by Mr. Kruger for “good reason”, Mr. Kruger’s supplemental retirement benefits will continue to vest over the remaining portion of the contract term, as described above. During that period, Mr. Kruger will also continue to receive his salary and an annual bonus equal to the highest annual bonus payment he received in the previous three years, and his stock options and performance shares will continue to vest.

Post-Termination Compensation and Benefits

Other Post-Termination Benefits

Selected senior executive officers may also receive benefits triggered by death, disability or termination without cause.  Century has designed these benefits to be competitive with industry standards to attract and retain talented executive and management level personnel.  Benefits triggered by death, disability and termination without cause are valued and described below under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

It is Century’s policy that accelerated benefits for executive officers should not be triggered in circumstances where the executive is terminated for cause or resigns voluntarily.

Change in Control

Our policy is to provide change in control protection to our named executive officers based on competitive practice in the industry.  Change in control provisions are contained in various named executive officer employment agreements, long-term compensation agreements, retirement plans and severance protection agreements.  We believe change in control protection is particularly appropriate for executives who are unlikely to be retained in comparable positions by the acquiring entity upon a change in control.  In addition, change in control protections are designed to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate.   Our 1996 Plan and Severance Protection Agreements and employment agreements are each intended to provide for certain employee protections in the event of a change in control, as defined.  These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the primary aluminum and minerals sectors.

Under our 1996 Plan, in the event of a change in control, any options and performance shares outstanding upon the date of such change in control will have their vesting accelerated as of the date of such change in control which is referred to as a “single trigger” provision.  These provisions are also generally included in our employment agreements with certain named executive officers.  We believe these change of control arrangements, the value of which are influenced significantly by the value obtained in a change of control transaction, effectively create incentives for our executive officers to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to participate in future equity awards which comprise a significant component of each executive’s compensation.  As the value of these awards will be significantly influenced by the change in control and these awards will likely lose much of their purpose with respect to the combined entity, we believe it is more appropriate for these awards to accelerate immediately upon a change in control.

Our Severance Protection Agreements are “double trigger,” meaning that payment of severance benefits is not awarded upon a change in control unless the executive’s employment is terminated involuntarily (other than for cause) within 36 months following the transaction.  We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction.  We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.

Benefits triggered by a change in control are valued and described below under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with Century management and, based on such review and discussions, the Compensation Committee recommended to Century’s board of directors that the Compensation Discussion and Analysis be included in Century’s 2007 Annual Report on Form 10-K and this proxy statement.

Respectfully Submitted,

Peter C. Jones                                John P. O’Brien                                      John C. Fontaine                                                Jack E. Thompson

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers for fiscal 2007 for services rendered to us in all capacities in 2007.

2007 Summary Compensation Table

Name and Principal Position	Year		Salary	Bonus	Stock Awards(2)		Option Awards (2)		Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation		All Other Comp (12)		Total
Logan W. Kruger President and CEO	2007		$815,000	$1,115,000	$1,105,627	(3)	$493,402	(7)	-	$2,514,868	(11)	$178,630	(13)	$6,222,527
	2006		$750,000	$562,500	$783,332		$428,479		-	$3,755,628		$65,035		$6,344,974

Wayne R. Hale Executive Vice President and Chief Operating Officer	2007	(1)	$375,000	$650,000	$502,979	(4)	$886,912	(8)	-	$339,823		$107,056	(14)	$2,861,770

Michael A. Bless Executive Vice President & CFO	2007		$405,000	$345,000	$421,283	(5)	$186,163	(9)	-	$13,427		$915		$1,371,788
	2006	(1)	$352,397	$262,500	$278,012		$378,100		-	$68,615		$425,698		$1,765,322

Robert R. Nielsen Executive Vice President, General Counsel & Secretary	2007		$370,000	$315,000	$433,228	(6)	$250,531	(10)	-	$23,216		$20,055	(15)	$1,412,030
	2006	(1)	$233,333	$164,500	$251,188		$449,549		-	$177,084		$720		$1,276,374

Giulio Casello Senior Vice President of Business Development	2007		$275,000	$265,000	$139,435		-		-	$9,487		$43,109	(15)	$732,031

(1)
The amounts reflected are prorated for the portion of the year the executive was employed by us.  Messrs. Hale, Bless and Nielsen commenced their employment on March 1, 2007, January 23, 2006 and May 1, 2006, respectively.

(2)
The values reflected represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan and thus includes amounts from awards granted in and prior to 2007.  Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(3)
The value reflected also includes $603,750 recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 50,000 service-based performance shares awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger's service-based performance shares vested one-half on January 1, 2007 and one-half on January 1, 2008.  Although we did not pay dividends on our common stock during the vesting period, under the terms of our 1996 Plan, dividend equivalents would have accrued on the service-based performance shares if we had paid any dividends during the vesting period.

(4)
The value reflected also includes $376,166 recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 25,000 service-based performance shares awarded to Mr. Hale on March 1, 2007, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Hale’s service-based performance shares vest one-third on each of March 1, 2008, March 1, 2009 and March 1, 2010. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(5)
The value reflected also includes $198,200 recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 service-based performance shares awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s service-based performance shares vested one-third each on January 22, 2007 and January 22, 2008, and the balance will vest on January 22, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(6)
The value reflected also includes $238,050 recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 15,000 service-based performance shares awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s service-based performance shares vested one-third on May 1, 2007, and the balance will vest equally on each of May 1, 2008 and May 1, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(7)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 100,000 options to purchase our common stock awarded to Mr. Kruger on December 14, 2005, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Kruger's options vested one-third each on December 14, 2006 and December 14, 2007, and the balance will vest on December 14, 2008.

(8)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 50,000 options to purchase our common stock awarded to Mr. Hale on March 1, 2007, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Hale’s options vested one-third each on March 1, 2007 and March 1, 2008, and the balance will vest on March 1, 2009.

(9)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 30,000 options to purchase our common stock awarded to Mr. Bless on January 23, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Bless’s options vested one-third on each of January 23, 2006, January 23, 2007 and January 23, 2008.

(10)
The value reflected represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for awards pursuant to the 1996 Plan for 20,000 options to purchase our common stock awarded to Mr. Nielsen on May 1, 2006, based on the Black-Scholes fair value calculation of the award on the grant date. Mr. Nielsen’s options vested one-third on May 1, 2006 and the balance will vest equally on each of May 1, 2007 and April 30, 2008.

(11)
This amount reflects the aggregate change in the actuarial present value of Mr. Kruger's accumulated benefit under the Enhanced SERP.  Mr. Kruger is the only named executive officer currently participating in the Enhanced SERP.  If Mr. Kruger remains employed by Century for a period of 10 years he will be fully vested in the Enhanced SERP benefit.  When fully vested, Mr. Kruger's Enhanced SERP benefit will be approximately 50% of his final average monthly compensation.

(12)
All other compensation is comprised of (a) matching contributions under our 401(k) Plan for each of the named executive officers (except for Mr. Bless who did not participate in the plan) and (ii) Company-paid life insurance premiums in 2007.

(13)
For Mr. Kruger, all other compensation also includes reimbursement payments of $168,895 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation, of which $62,365 is attributable to the tax gross-up.

(14)
For Mr. Hale, all other compensation also includes reimbursement payments of $96,330 relating to temporary housing costs, other relocation expenses and gross-ups for taxes thereon, incurred in connection with his relocation.

(15)	For Mr. Nielsen, all other compensation includes $10,140 relating to Company-paid life insurance premiums in 2007.
(16)
For Mr. Casello, all other compensation also includes relocation expenses and $29,999 relating to payment by the Company of personal family travel agreed to at the time of his employment, and gross-ups for taxes thereon.

Grants of Plan Based Awards

The following table sets forth information regarding the estimated future payouts under our 1996 Plan to our named executive officers.

2007 Grants of Plan Based Awards Table

Name		Estimated Future Payouts Under Equity Incentive Plan Awards
						All Other Stock Awards: # of Shares of Stock		All Other Option Awards: # of Underlying Options		Exercise or Base Price of Option Awards (6)	Grant Date Stock Closing Price	Grant Date Fair Value of Stock and Option Award(7)
	Grant Date	Threshold (#)	Target (#)		Maximum (#)
Logan W. Kruger	6/13/07	-	15,152	(2)	22,727	-		-		-	-	$795,614
Wayne R. Hale(1)	3/1/07	-	-		-	25,000	(5)	-		-	-	$1,125,750
	3/1/07	-	-		-	-		50,000	(5)	$45.14	$45.03	$1,330,500
	6/13/07	-	7,485	(2)	11,228	-		-		-	-	$393,054
	6/13/07	-	5,364	(3)	8,046	-		-		-	-	$281,664
	6/13/07	-	4,702	(4)	7,053	-		-		-	-	$246,885
Michael A. Bless	6/13/07	-	6,737	(2)	10,105	-		-		-	-	$353,749
Robert R. Nielsen	6/13/07	-	6,155	(2)	9,232	-		-		-	-	$323,178
Giulio Casello	6/13/07	-	4,256	(2)	6,385	-		-		-	-	$223,501

(1)
When an employee first becomes a participant and therefore eligible for performance share awards, they also become eligible to participate in awards for prior performance program periods on a rolling basis, based on the percentage of the relevant performance program period during which they served.  These awards for prior years are determined based on the same price per share for Century common stock used for other award participants for the relevant performance program period. Mr. Hale first became a participant and eligible for performance share awards on June 13, 2007.

(2)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2007-2009 performance program period which will be considered by our Compensation Committee in 2010.

(3)	The amounts shown represent the number of performance share units awarded to Mr. Hale for the 2006-2008 performance program period which will be considered by our Compensation Committee in 2009.
(4)
The amounts shown represent the number of performance share units awarded to Mr. Hale for the 2005-2007 performance program period.  On March 19, 2008, our Compensation Committee approved a 105% vesting of the performance share units for the 2005-2007 performance program period, resulting in the award of 4,937 shares of our common stock to Mr. Hale.

(5)
Upon commencement of his employment with Century, Mr. Hale received 25,000 service-based performance shares, and options to purchase 50,000 shares of our common stock with a grant price equal to $45.14, which was the average of the high and low sales price for our common stock on NASDAQ on the grant date.  To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(6)
Our 1996 Plan provides that options are granted at not less than the “fair market value” of the shares subject to such option, which is defined in the 1996 Plan as the average of the high and low sales price for shares of our common stock on the grant date.

(7)	The values relected represent the grant date fair value of the awards determined in accordance with FAS 123(R).

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above on page 26, we have employment agreements with certain of our named executive officers. Our employment agreement with Logan W. Kruger, our President and Chief Executive Officer, was made as of December 13, 2005 and was amended on March 19, 2007 and August 30, 2007.  This agreement extends through December 31, 2009; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for an additional one-year period.  Effective January 1, 2008, Mr. Kruger’s employment agreement was so extended to December 31, 2010.  Under the terms of his employment agreement, Mr. Kruger will receive a minimum base salary of $750,000 per year which is subject to increase from time to time at the discretion of the Compensation Committee.  Mr. Kruger is also eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee.  Under the terms of his agreement, Mr. Kruger is also eligible to receive stock option grants and performance share awards under the 1996 Plan and to participate in the SERP.

On March 1, 2007, we entered into an employment agreement with Wayne R. Hale, our Executive Vice President and Chief Operating Officer, which was amended on August 30, 2007.  We entered into an employment agreement with Michael A. Bless, our Executive Vice President and Chief Financial Officer, effective January 23, 2006, as amended on August 30, 2007.  On May 1, 2006, we entered into an employment agreement with Robert R. Nielsen, our Executive Vice President, General Counsel and Secretary, which was amended on August 30, 2007.  Our employment agreements with Messrs. Hale, Bless and Nielsen extend through December 31, 2009; however beginning on January 1, 2008, and on each January 1 thereafter, unless timely notice of termination is delivered by a party pursuant to the terms of the employment agreement, the period of employment is automatically extended for an additional one-year period.  Effective January 1, 2008, each of these agreements was so extended to December 31, 2010.  These agreements provide that the base salaries paid to Messrs. Hale, Bless and Nielsen shall not be reduced below the executives’ prior year’s base salary, and such salaries shall be subject to increase from time to time at the discretion of the Compensation Committee.  Messrs. Hale, Bless and Nielsen will each be eligible to receive an annual performance-based cash bonus under our incentive compensation plan, subject to the discretion of the Compensation Committee.  Mr. Hale’s agreement provided that his annual cash bonus for 2007 would be no less than $225,000.  Messrs. Hale, Bless and Nielsen are also eligible for stock option grants and performance share awards under the 1996 Plan and participation in the SERP.

Our employment agreements with Messrs. Kruger, Hale, Bless and Nielsen each provide that upon termination of employment for any reason other than voluntary resignation without cause, death or “for cause”, the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year’s salary plus bonus).  If the executive is terminated as a result of the executive’s disability, the payments due to the executive will be reduced by any payments he receives under our disability plans.  Also, any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for our named executive officers as of December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Logan W. Kruger	36,667	33,333	(1)	-	$23.98	12/14/15	25,000	(5)	$1,348,500	-		-
	-	-		-	-	-	-		-	15,087	(10)	$813,793
	-	-		-	-	-	-		-	15,152	(11)	$817,299

Wayne R. Hale	16,667	33,333	(2)	-	$45.14	3/1/17	25,000	(6)	$1,348,500	-		-
										5,364	(10)	$289,334
										7,485	(11)	$403,741

Michael A. Bless	19,998	10,002	(3)	-	$29.92	1/23/16	13,333	(7)	$719,182	-		-
										6,705	(10)	$361,668
										6,737	(11)	$363,394

Robert R. Nielsen	16,665	8,335	(4)	-	$47.61	5/1/16	10,000	(8)	$539,400	-		-
										5,867	(10)	$316,466
										6,155	(11)	$332,001
Giulio Casello	21,000	-		-	$24.55	9/12/15	-		-	-		-
										4,191	(10)	$226,063
										4,256	(11)	$229,569

(1)	These options will vest on December 14, 2008.
(2)	These options vested one half on March 1, 2008 and the remaining options will vest on March 1, 2009.
(3)	These options vested on January 22, 2008.
(4)	These options will vest on May 1, 2008.
(5)
These service-based performance shares vested on January 1, 2008. Although we did not pay dividends on our common stock during the vesting period, under the terms of the service-based performance shares, dividend equivalents would have accrued on the service-based performance shares if we had paid any dividends during the vesting period.

(6)
These service-based performance shares vested one-third on March 1, 2008, the remaining shares will vest equally on March 1, 2009 and March 1, 2010. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(7)
These service-based performance shares vested one-half on January 22, 2008, and the remaining shares will vest on January 22, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(8)
These service-based performance shares will vest equally on May 1, 2008 and May 1, 2009. To the extent we pay dividends on our common stock, dividend equivalents will accrue on the service-based performance shares from the date of grant and will become payable upon vesting.

(9)	Based on the closing market price for shares of our common stock of $53.94 on December 31, 2007, the last trading day for the fiscal year ended December 31, 2007.
(10)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2006-2008 performance program period which will be considered by our Compensation Committee in 2009.

(11)
The amounts shown represent the number of performance share units awarded to the named executive officer for the 2007-2009 performance program period which will be considered by our Compensation Committee in 2010

Option Exercises and Stock Vested

The following table sets forth information regarding option exercises and vesting of performance shares for our named executive officers as of December 31, 2007.

2007 Option Exercise and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (2)	Value Realized on Vesting ($)
Logan W. Kruger	30,000	840,558	46,661	2,459,911
Wayne R. Hale	-	-	4,937	310,290
Michael A. Bless	-	-	14,411	760,591
Robert R. Nielsen	-	-	11,776	662,922
Giulio Casello	-	-	4,839	304,131

(1)	Includes shares received pursuant to the long-term incentive program for the 2005-2007 performance program period by each named executive officer in March 2008.
(2)
Excludes shares received in 2007 by our named executive officers pursuant to the long-term incentive program for the 2004-2006 performance program, which shares were reported in our proxy statement for our 2007 annual meeting.

Post Employment Compensation

Pension Benefits

As discussed above beginning on page 24, we maintain both the Qualified Plan and the SERP as retirement plans for our U.S. based salaried employees. The Qualified Plan provides lifetime annual benefits starting at age 62 equal to 12 multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under predecessor plans which we acquired. We determine final average monthly compensation under the qualified plans as the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants’ pension rights vest after a five-year period of service, or earlier if the participant has reached the age of 62. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available. The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Code.

The SERP provides selected senior executives with supplemental benefits in addition to those benefits they are entitled to receive under the Qualified Plan. More information about the SERP can be found under the heading “Retirement Plans” beginning on page 24.

The following table sets forth the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Qualified Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

2007 Pension Benefits Table

Name	Plan	Number of Years Credited	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

Logan W. Kruger	Non-Contributory Defined Pension Plan	2.08	$223,221	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	$8,493,745 (2)	-

Wayne R. Hale	Non-Contributory Defined Pension Plan	0.83	$339,823	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	-	-

Michael A. Bless	Non-Contributory Defined Pension Plan	1.92	$82,042	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	-	-

Robert R. Nielsen(3)	Non-Contributory Defined Pension Plan	1.67	$200,300	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	-	-

Giulio Casello	Non-Contributory Defined Pension Plan	2.33	$32,597	-
	Supplemental Retirement Income Benefit Plan (SERP)	-	-	-

(1)	Includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

(2)
When determining present value, vesting is ignored. Mr. Kruger's benefits vest 1/120th per calendar month for 120 months beginning December 13, 2005; provided, however, that any vested enhanced supplemental retirement benefit will be forfeited if Mr. Kruger’s employment with the Company terminates prior to December 13, 2010, except by reason of his death or disability, termination by the Company “without cause” or termination by Mr. Kruger for “good reason”, or upon a change in control. If Mr. Kruger dies or becomes disabled before December 13, 2010, Mr. Kruger or his estate will retain all enhanced supplemental retirement benefits that have vested through the date of his death or disability.  If Mr. Kruger dies or becomes disabled after December 13, 2010, or if there is a change in control of the Company, the enhanced supplemental retirement benefits will fully vest. Finally, if Mr. Kruger’s employment with the Company is terminated by the Company without “cause” or is terminated by Mr. Kruger for “good reason”, Mr. Kruger’s supplemental retirement benefits will continue to vest over the remaining portion of the contract term, as described above.

(3)	As of December 31, 2007, of our named executive officers employed by us on that date, only Mr. Nielsen was eligible to retire and begin receiving a benefit under our retirement plans.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation to each of our named executive officers upon termination of such executive’s employment. The amount of compensation payable to each named executive officer following: termination following a change of control, involuntary termination for cause, involuntary termination not-for-cause, termination on death or disability, retirement and voluntary resignation is shown. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives on their termination. The actual amount to be paid can only be determined at the time of such executive’s termination.

2007 Potential Payments upon Termination or Change of Control Tables

	Type of Termination
Named Executive Officer	Voluntary		By Company without Cause or by Officer with Cause		By Company with Cause		Retirement		Disability		Death		Following a Change in Control

Logan W. Kruger
Salary	-		$2,445,000		-		-		$1,630,000		-		$2,445,000
Bonus(3)	-		$3,345,000		-		-		$2,230,000		-		$3,345,000
Qualified Retirement benefits	-		-		-		-		-		-		-
SERP	$485,791	(1)	$485,791	(1)	$485,791	(1)	$485,791	(1)	$485,791	(1)	$242,896	(2)	$776,251	(7)
SERP with Enhancement	$1,329,953	(1)	$3,073,346	(1)	$1,329,953	(1)	$1,329,953	(1)	$1,329,953	(1)	$664,977	(2)	$10,031,863	(7)
Stock options	-		-		-		-		$998,657	(4)	$998,657	(4)	$998,657	(4)
Performance shares	-		-		-		-		-	(5)	-	(5)	$1,631,074	(8)
Service based performance shares (6)	-		-		-		-		-		-		-
Excise tax gross up	-		-		-		-		-		-		$9,843,440
Insurance continuation	-		-		-		-		-		-		$55,791
Total	$1,815,744		$9,349,137		$1,815,744		$1,815,744		$6,674,401		$1,906,530		$29,127,076

Wayne R. Hale
Salary	-		$1,350,000		-		-		$900,000		-		$1,350,000
Bonus(3)	-		$1,050,000		-		-		$700,000		-		$1,050,000
Qualified Retirement benefits	-		-		-		-		-		-		-
SERP	$97,009	(1)	$97,009	(1)	$97,009	(1)	$97,009	(1)	$97,009	(1)	$48,505	(2)	$276,027	(7)
SERP with Enhancement	-		-		-		-		-		-		-
Stock options	-		-		-		-		$293,330	(4)	$293,330	(4)	$293,330	(4)
Performance shares	-		-		-		-		-	(5)	-	(5)	$693,075	(8)
Service based performance shares	-		-		-		-		$1,348,500	(9)	$1,348,500	(9)	$1,348,500	(9)
Excise tax gross up	-		-		-		-		-		-		$2,200,481
Insurance continuation	-		-		-		-		-		-		$62,469
Total	$97,009		$2,497,009		$97,009		$97,009		$3,338,839		$1,690,335		$7,273,882

	Type of Termination
Named Executive Officer	Voluntary		By Company without Cause or by Officer with Cause		By Company with Cause		Retirement		Disability		Death		Following a Change in Control
Michael A. Bless
Salary	-		$1,215,000		-		-		$810,000		-		$1,215,000
Bonus (3)	-		$1,035,000		-		-		$690,000		-		$1,035,000
Qualified Retirement benefits	-		-		-		-		-		-		-
SERP	$68,648	(1)	$68,648	(1)	$68,648	(1)	$68,648	(1)	$68,648	(1)	$34,324	(2)	$116,621	(7)
SERP with Enhancement	-		-		-		-		-		-		-
Stock options	-		-		-		-		$240,298	(4)	$240,298	(4)	$240,298	(4)
Performance shares	-		-		-		-		-	(5)	-	(5)	$725,050	(8)
Service based performance shares	-		-		-		-		$719,182	(9)	$719,182	(9)	$719,182	(9)
Excise tax gross up	-		-		-		-		-		-		$1,884,876
Insurance continuation	-		-		-		-		-		-		$54,699
Total	$68,648		$ 2,318,648		$68,648		$68,648		$2,528,128		$993,804		$5,990,726

Robert R. Nielsen
Salary	-		$1,110,000		-		-		$740,000		-		$1,110,000
Bonus (3)	-		$945,000		-		-		$630,000		-		$945,000
Qualified Retirement benefits	$200,300	(10)	$200,300	(10)	$200,300	(10)	$200,300	(10)	$200,300	(10)	$100,150	(2)	$200,300	(10)
SERP	-		-		-		-		-		-		$137,131	(7)
SERP with Enhancement	-		-		-		-		-		-		-
Stock options	-		-		-		-		$52,761	(4)	$52,761	(4)	$52,761	(4)
Performance shares	-		-		-		-		-	(5)	-	(5)	$648,467	(8)
Service based performance shares	-		-		-		-		$539,400	(9)	$539,400	(9)	$539,400	(9)
Excise tax gross up	-		-		-		-		-		-		$1,716,642
Insurance continuation	-		-		-		-		-		-		$69,972
Total	$200,300		$2,255,300		$200,300		$200,300		$2,162,461		$692,311		$5,419,673

Giulio Casello
Salary	-		-		-		-		-		-		$550,000
Bonus	-		-		-		-		-		-		$530,000
Qualified Retirement benefits	-		-		-		-		-		-		-
SERP	-		-		-		-		-		-		$71,735
SERP with Enhancement	-		-		-		-		-		-		-
Stock options	-		-		-		-		-		-		-
Performance shares	-		-		-		-		-		-		-
Service based performance shares	-		-		-		-		-		-		-
Excise tax gross up	-		-		-		-		-		-		-
Insurance continuation	-		-		-		-		-		-		$30,353
Total	-		-		-		-		-		-		$1,182,088

(1)
The amount shown will not be paid to the named executive as a lump sum.  Rather, the amount represents the actuarial calculated present value of benefits that will be received upon obtaining normal retirement age (62).

(2)
The amount shown will not be paid to the named executive as a lump sum.  Rather, the amount represents the actuarial calculated present value of benefits that will be paid to a surviving spouse as an annuity upon the death of the named executive.

(3)	The amount shown is based on the bonus earned in 2007 which was subsequently paid in March 2008.
(4)
The amount shown represents the value of unvested stock options based on our closing stock price on December 31, 2007.  Options will be exercisable within three years of death or disability or the expiration date of the options, whichever is sooner.  Upon termination following a change in control, unvested options will immediately vest and the named executive has the right to require Century to purchase, for cash, the stock acquired by the named executive from the option exercise at the fair market value.

(5)
The named executive officer will continue to participate in our long term incentive program, and awards, if any, of the outstanding performance share units granted for the 2006-2008 and 2007-2009 performance program periods will be determined after consideration by the Compensation Committee in 2009 and 2010, respectively.  See 2007 Outstanding Equity Awards at Fiscal Year-End Table on page 33 for the number of performance share units awarded to the executive for the 2006-2008 and 2007-2009 performance programs.

(6)	Excludes $1,350,000 realized for service based performance shares vesting on January 1, 2008.

(7)
The amount shown represents the lump sum payment of the actuarial equivalent of the difference between the retirement benefit the named executive is actually entitled to receive under our qualified pension plan and a “recalculated” retirement benefit that includes additional three full years of credited service.  In addition, the named executive is entitled to retirement benefits upon obtaining normal retirement age.

(8)
The amount shown represents the value of outstanding performance share units granted to the named executive officer for the 2006-2008 and 2007-2009 performance program periods.  Shares will be immediately awarded at 100% and the named executive shall have the right to require the Company to purchase, for cash, the stock awarded at the fair market value.  The value presented assumes 100% award valued at our December 31, 2007 closing stock price.

(9)
The amount shown represents the value of unvested service based performance share units granted to the named executive officer.  Upon death or disability the unvested units will continue to vest over the contractual term.  Upon termination following a change in control, unvested units will immediately vest and the named executive shall have the right to require the Company to purchase, for cash, the stock awarded at the fair market value.  The value represented is based on our December 31, 2007 closing stock price.

(10)	The named executive officer has obtained normal retirement age. The amount shown here represents the actuarial calculated present value of retirement benefits.

Severance Compensation Arrangements

As discussed on page 27, we have entered into severance compensation agreements with each of Messrs. Kruger, Hale, Bless, Nielsen and Casello. The agreements generally provide that if within 36 months after we experience a change in control the executive’s employment is terminated either (i) by us for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times for Messrs. Kruger, Hale, Bless and Nielsen, and two times for Mr. Casello, the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, upon a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated assuming that all performance targets were achieved at the 100% level. The agreements also provide that we will continue to provide benefits to each executive for a period of three years for Messrs. Kruger, Hale, Bless and Nielsen and two years for Mr. Casello, after the date of his termination. In addition, the executive will be credited for pension purposes, a period of two to three years, as the case may be, beyond the termination date, at that executive’s highest base salary and highest bonus level, and Century will pay to the executive in a single lump sum the difference between the actuarial equivalent of (a) what the executive would have been entitled to under our retirement plans and (b) what he is entitled to taking into account the terms of the severance compensation agreement, assuming the executive is 100% vested in the increased benefit under the retirement plans. The agreements are for a set period of time, but are subject to automatic one-year extensions on January 1, unless the executive’s employment is terminated prior to a change in control.

The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual’s annualized includible compensation for the base period, as defined in the Code. The severance compensation agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements. All benefits afforded the named executive officers under the severance compensation agreements are included in the amounts set forth in the “Potential Payments upon Termination or Change of Control” table above.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Century specifically incorporates it by reference into a filing.

During 2007, the Audit Committee of the board of directors was comprised of Messrs. Robert E. Fishman, Ph.D, Jarl Berntzen, John P. O’Brien, Jack E. Thompson and Peter C. Jones. Mr. Jones succeeded Mr. Thompson on the Audit Committee on March 20, 2007. All members of the Audit Committee are independent directors, as that term is defined under NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board of directors. In accordance with its charter, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Century.

The Audit Committee’s job is one of oversight. Century’s management is responsible for the preparation of Century’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding Century’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee’s oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by Century to its stockholders and others.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Century that might bear on the auditors’ independence, consistent with “Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of Century’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Century for such advice and assistance.

The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in “Statement on Auditing Standards No. 61, Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the quality and adequacy of Century’s internal controls and the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2007 prior to its public release and the audited financial statements of Century as of and for the year ended December 31, 2007.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Century’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation. All audit and non-audit fees incurred in 2007 were pre-approved by the Audit Committee.

Respectfully Submitted,

The Audit Committee

Jarl Berntzen                                           Robert E. Fishman                                           John P. O’Brien                                           Jack E. Thompson

PROPOSAL NO.2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP to act as our independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the board of directors will be voted “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the rent fiscal year.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services for us during the last two years. The aggregate fees billed for the last two years for each of the following categories of services are set forth below:

	2007	2006
Audit Fees	$1,660,000	$1,674,000
Audit-Related Fees	178,000	133,000
Tax Fees	675,000	387,000
All Other Fees	320,000	-
Total All Fees	$2,833,000	$2,194,000

Audit Fees. Audit Fees include professional services rendered in connection with the audit of our consolidated financial statements, audit of management’s assessment of the effectiveness of our internal control over financial reporting, audit of the effectiveness of our internal control over financial reporting, audit of the opening balance sheet of acquisitions accounted for as a purchase, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, consultation on accounting matters, and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees. Audit-Related Fees include audits of our employee benefit plans and consultation on accounting matters or transactions.

Tax Fees. Tax Fees include the preparation of federal and state tax returns, and consultation related to tax planning, tax advice, tax compliance, and acquisitions.

All Other Fees.  All Other Fees include due diligence and acquisition related fees.

All services rendered by Deloitte & Touche LLP are pre-approved by the Audit Committee in accordance with the Committee’s pre-approval procedures. Under those procedures, the terms and fees of annual audit services, and changes thereto, must be approved by the Audit Committee. The Audit Committee also pre-approves the scope of audit-related, tax and other non-audit services that may be performed by our independent auditors during the fiscal year, subject to dollar limitations set by the Committee. The foregoing pre-approval procedures are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit

Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting, but will have the opportunity to make a statement if they desire to do so, and will be available should any matter arise requiring their presence.

The board of directors recommends that the stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters which may come before the Annual Meeting, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters. All expenses in connection with the solicitation of proxies will be borne by us. In addition to this solicitation, officers, directors and regular employees of Century, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2009 should be addressed to our Corporate Secretary, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940, and must be received no later than January 13, 2008. In addition, our restated by-laws currently require that for business to be properly brought before an Annual Meeting by a stockholder, regardless of whether included in our proxy statement, the stockholder must give written notice of his or her intention to propose such business to our Corporate Secretary, which notice must be delivered to, or mailed and received at, our principal executive offices not less than forty-five (45) days prior to the date on which we first mailed our proxy materials for the prior year’s Annual Meeting (which cut-off date will be March 29, 2009 in the case of the Annual Meeting in 2009). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The restated by-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting that does not comply with the foregoing procedures.

We will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission (without exhibits). Requests should be made to Office of the General Counsel, 2511 Garden Road, Building A, Suite 200, Monterey, California 93940.

CenturyALUMINUM

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 24, 2008
Vote by Internet
▪ Log on to the Internet and go to www.investorvote.com/CENX
▪ Follow the steps outlined on the secured website.
Vote by telephone
▪ Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
▪ Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class III Directors
		For	Withhold			For	Withhold			For	Withhold
01	- Robert E. Fishman, Ph.D.	[ ]	[ ]	02	- Jack E. Thompson	[ ]	[ ]	03	- Catherine Z. Manning	[ ]	[ ]
(for a term to expire on 2011)				(for a term to expire on 2011)				(for a term to expire on 2011)

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008	[ ]	[ ]	[ ]	3.	By signing below, the undersigned authorizes the proxies to vote, in their discretion, upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Consent to Electronic Delivery

By marking this box, I consent to access future Annual Reports and Proxy Statements of Century Aluminum electronically over the Internet.  I understand that unless I request otherwise or revoke my consent, Century Aluminum will notify me when any such communications are available and how to access them.  I understand that costs associated with the use of the Internet will be my responsibility.  To revoke my consent, I can contact Century Aluminum’s transfer agent, Computershare Investor Services, at 1-312-360-5375.
[ ]

Change of Address – Please print your new address below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	[ ]

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE:  Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CenturyALUMINUM

Proxy – Century Aluminum Company

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on June 24, 2008

The undersigned appoints William J. Leatherberry and Peter C. McGuire the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA at 8:30 a.m., local time, on Tuesday, June 24, 2008, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)